Exhibit 10.28
WORKERS’ COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT
GIC-001/2007
(hereinafter referred to as the “Agreement” )
between
GUARANTEE INSURANCE COMPANY, NAIC #11398,
FORT LAUDERDALE, FLORIA
(hereinafter referred to as the “Reinsured”)
and
NATIONAL INDEMNITY INSURANCE COMPANY
(hereinafter referred to as the “Reinsurer”)
ARTICLE I — BUSINESS COVERED
All statutory benefits payable under Part One Section A Limit and Part Two Section B Limit of a standard Workers’ Compensation Policy.
This Agreement is to indemnify the Reinsured as set forth herein in respect of the net excess liability which may accrue to the Reinsured under all policies, Agreements, binders and other evidences of insurance or reinsurance, whether oral or written (hereinafter called “policies”), classified by the Reinsured as Alternative Market Workers’ Compensation in force at and becoming effective on and after the inception date of this Agreement, including renewals.
ARTICLE II — EXCLUSIONS
This Agreement excludes all Ultimate Net Loss arising from the following and further amplified by Schedule 1 NCCI Class Code identifications:
1.	Assumed reinsurance, except one hundred percent (100%) of business ceded by fronting insurance companies.

2.	Liability of the Reinsured arising by Agreement, operation of law or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guarantee funds, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligation or an insurer or its successors or assigns which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

3.	Business excluded by the attached Exhibit A, Nuclear Incident Exclusion Clause - Liability-Reinsurance — U.S.A., No. 08-31-1.

4.	Pools, associations and syndicates, except that losses from assigned risk plans or similar plans are not excluded.
4 xs 1 2007
Contract Wording
July 24, 2007D

5.	Actual or alleged loss, liability, damage, injury, defense cost, cost or expense directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with any “acts of terrorism” as defined in the Terrorism Risk Insurance Act of 2002 (the “Act”), including acts of war, invasion, acts of foreign enemies, hostilities or warlike operation (whether war be declared or not), civil war, rebellion, revolution, insurrection, or civil commotion assuming the proportions of or amounting to an uprising, military or usurped power, regardless of any other cause or event contributing concurrently or in any sequence to the loss and regardless of the location of the loss, liability, damage, injury, defense, cost or expense.

Also excluding actual or alleged loss, liability, damage, injury, defense cost or expense directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with any action taken in controlling, preventing, suppressing, retaliating against, or responding to an act of terrorism as defined in the Act, regardless of the location of the loss, liability, damage, injury, defense, cost or expense.

Notwithstanding the above and subject otherwise to the terms, conditions and limitations of this Agreement, this Agreement will pay actual loss or damage caused by an act of terrorism which does not meet the definition of “act of terrorism” as defined in the Act but in no event, will this agreement provide coverage for loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with biological, chemical or nuclear explosion, pollution, contamination and/or fire following there from.

In the event any portion of this exclusion is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

6.	Financial guarantee and insolvency.

7.	War Risks as defined and excluded by the North American War Exclusion Clause (Reinsurance) BRMA 56A.

8.	Risks with known occupational disease exposures per NCCI D & E codes.

9.	Operations requiring coverage under the Defense Base Act, Admiralty Act or any other Federal act including but not limited to the Jones Act, FELA or USL&H, except where incidental. (“incidental” to be defined as less than 10% of an individual insurer’s premium).

10.	Commercial airline crews.

11.	Risks involving known exposure to the following substances: Dioxin, Polychlorinated biphenyls (PCB’s) and Asbestos.

12.	Mining either above or below ground.

13.	Construction of bridges, tunnel or dams.

14.	Fire fighters and police officers.

15.	Railroads, except scenic railways, and access lines and industrial aid owner operations when written as an incidental part of an insured’s overall operations.

16.	No known wrecking or demolition of buildings of structures in excess of three stories.

17.	Manufacturing, packing, handling, shipping, storage or loading into containers of explosives, substances intended for use as an explosive, ammunitions, fuses, arms, magnesium, propellant charges, detonating devices, fireworks, nitroglycerine, celluloid, or pyroxylin; however, this exclusion shall not apply to the incidental packing, handling, or storage of same in connection with the sale or transportation by owner operators of such substance;

18.	Trucking hauling explosives or ammunition (local or long distance hauling) — all employees.
4 xs 1 2007
Contract Wording
July 24, 2007D

19.	Manufacturing, packing, handling, shipping or storage of natural or artificial fuel gasses, butane, propane, gasoline, or liquefied petroleum gas; however, this exclusion shall not apply to the incidental packing, handling or storage of same in connection with the sale of such substances.

20.	Gas or oil burner installation NOC.

21.	Gasoline Service Stations tank installations.

22.	Blasting of rock.

23.	Sewer construction all operations.

24.	Gas main, steam main, or water main construction or connection construction.

25.	Boat manufacturing F classes.

26.	Banks and trust company employees of contracting agencies in bank service: guards, patrol, messengers or armored car crews.

27.	Detective agency.

28.	Patrol agency only in regard to armed guard services.

29.	Insolvency Fund.
ARTICLE III — PERIOD AND CANCELLATION
This Agreement shall be effective on a risks attaching basis for inforce new and renewal policies of the Reinsured attaching on or after 12:01 a.m., Local Standard Time, May 1, 2007 through July 31, 2008, both days inclusive. Polices limited to 12 months plus odd time, not to exceed 18 months in total. For policies in force prior to May 1, 2007, this contract only applies to losses occurring on or subsequent to May 1, 2007. The Reinsurer shall be liable for its share of the liability under all policies or portions thereof in force as of the date of termination of this Agreement, up to the natural expiration or prior termination date of said policies, not to exceed 12 months plus odd time, not exceeding 18 months in all.
ARTICLE IV — AMOUNT OF COVER
The Reinsurer shall not be liable for any loss hereunder until the ultimate net loss of the reinsured of the Reinsurer on Part Once Section A losses of a Standard Workers Compensation policy exceeds $1,000,000 inclusive of underlying deductibles where applicable, and then the Reinsurer shall be liable for 100% of the amount of the ultimate net loss sustained by the reinsured on any one loss occurrence in excess of $1,000,000, but the Reinsurer’s liability shall not exceed 100% of $4,000,000 any one occurrence.
Furthermore in respect to losses Reinsured shall be liable for under Section B Part Two limit of a Standard Workers Compensation viz. Employer’s Liability only, the Reinsurer will be liable for 100% of difference between $1,000,000 ultimate net loss any one loss occurrence sustained by the Reinsured and $100,000 bodily injury per occurrence, $500,000 policy limit bodily injury per disease and $100,000 bodily injury by disease per employee.
ARTICLE V — TERRITORY
Risks principally domiciled in the United States, Puerto Rico and US territories and possessions.
ARTICLE VI — DEFINITIONS
The term “Occurrence” shall mean any one accident, disaster or casualty or series of accidents, disaster or casualties arising out of one event.

Occupational disease and cumulative trauma when from a sudden and accidental event of 48 hours or less. For the purpose of this contract “Sudden and Accidental” shall mean that the first and last
4 xs 1 2007
Contract Wording
July 24, 2007D

exposure to the causative agent to each and every individual contributing to the loss shall fall within a single and continuous 48 hour period.

“Gross Net Written Premium” shall mean manual premium adjusted for experience modification, State/NCCI Safety Credit, premium discount, deductible credits, expense constants and policy fees, less returns and cancellations.

“Loss in excess of policy limits” shall mean 90% of any amount paid or payable by the Reinsured in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured’s assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Reinsured’s alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

“Extra contractual obligations” shall mean 90% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Reinsured as a result of an action against it by its negligence or bad faith on the part of the Reinsured in handling a claim under a policy subject to the Agreement. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

Notwithstanding anything stated herein, the Agreement shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Reinsured as a result of any fraudulent and/or criminal act by any officer or director of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

“Loss adjustment expense” as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including litigation expenses and post-judgment interest, but not including any legal expenses and cost incurred by the Reinsured in connection with coverage questions and legal actions connected thereto, office expenses or salaries of the Reinsured’s regular employees.
ARTICLE VII-ULTIMATE NET LOSS
The term “Ultimate Net Loss” as used in this Agreement shall mean the actual gross loss sustained by the Reinsured, including structured settlements with claimants or outside insurers, such loss to include all expenses incurred by the Reinsured in connection with the settlement of losses, resistance to or negotiations concerning losses; excluding, however, any part of the office expenses of the Reinsured and salaries of employees other than salary charges for staff adjuster, fieldsmen, or other employees while actually engaged in the settlement of the losses.
Salvages and recoveries, whether recovered or received prior or subsequent to loss settlement under this Agreement, but not including amounts recoverable under all facultative reinsurances, shall be applied as if recovered or received prior to the aforesaid settlement and shall be first deducted from the actual loss sustained to arrive at the amount of Ultimate Net Loss. Nothing, however, in this Article shall be construed to mean losses are not recoverable hereunder until the Ultimate Net Loss to the Reinsured has been ascertained.
ARTICLE VIII- RATE AND PREMIUM
The Reinsured shall pay a deposit premium of $4,200,000 in four equal installments in advance within 30 days of each of the following:

May 1, 2007	$1,050,000
August 1, 2007	$1,050,000
November 1, 2007	$1,050,000
February 1, 2008	$1,050,000
4 xs 1 2007
Contract Wording
July 24, 2007D

There will be a minimum premium of $3,360,000.
Reinsurance premiums are calculated as follows:
Section A: 6.7% applying to both Gross Net Written Premium Income for business incepting during the period and Gross Unearned Premium Income on inforce policies at inception.

Section B: 1.7% applying to both Gross Net Written Premium Income for business incepting during the period and Gross Unearned Premium Income on inforce policies at inception.
Within 90 days after the expiration of this agreement and each subsequent twelve months thereafter, the Reinsured shall provide a report to the Reinsurer setting forth the premium due hereunder computed in accordance with the adjustable rate, and if the premium so computed is greater than the previously paid minimum and deposit premiums and adjustments, the balance shall be remitted by the Reinsured with this report.
ARTICLE IX — REINSTATEMENT PREMIUM-SECTION A ONLY
In the event of the whole or any portion of the liability under Section A of this Contract, being exhausted by loss, the amount so exhausted shall be automatically reinstated from the time of the occurrence of the loss; and the Reinsured agrees to pay to the Reinsurer for each amount so reinstated an additional premium.
(a)	For the first $4,000,000 reinstated, the product of the percentage of the face amount of this Contract so reinstated calculated at a rate of twenty five percent of the composite reinsurance rate.

(b)	For the second $4,000,000 reinstated, the percentage of the face amount of this Contract so reinstated calculated at a rate of fifty percent of the composite reinsurance rate.

(c)	The third $4,000,000 reinstated will be at no charge.
Nevertheless, the Reinsurer’s liability hereunder shall never exceed $4,000,000 for any one occurrence and $16,000,000 for all losses during the term of this contract.
Reinstatement additional premium is to include interest calculated at the one year US Treasury bill rate for time between inception of reinsurance agreement and dates of additional premium calculations. Reinstatement calculations are to be based on no lesser than then the full treaty composite Deposit Premium ($4,200,000) or adjustable composite reinsurance premium. Reinstatements are automatic without the consent of either party.
ARTICLE X — MAXIMUM AMOUNT OF RECOVERY-SECTION B ONLY
In respect to Section B the maximum amount of recovery is $3,000,000 for the contract period.
ARTICLE XI-PROFIT COMMISSION
Anytime after 24 months from expiration and prior to 72 months from expiration the company may request payment of a 25% profit commission on the basis of a loss commutation with full release of all current and future liabilities of the Reinsurer under the terms of the agreement.
The profit commission will be calculated on the basis of gross ceded reinsurance premium earned less incurred losses including mutually agreed incurred but not reported losses.
ARTICLE XII — LOSS NOTICES AND SETTLEMENTS
The Reinsured shall advise the Reinsurer of all events that in its opinion may result in a claim under this Agreement for which the Reinsured has reserves in excess of fifty percent (50%) of its retention under this Agreement, and of all subsequent developments thereto that may affect the position of the Reinsurer. Inadvertent omission or oversight in dispatching advice of notice shall not affect the liability of the Reinsurer; however, this exception shall not apply with respect to conditions as provided for in the Sunset Article of this Agreement.
4 xs 1 2007
Contract Wording
July 24, 2007D

Subject always to the terms and conditions of this Agreement, the reinsurance provided under this Agreement shall be subject to the written terms, limits, and conditions of the original policies that represent, as set forth in Article I, the Business Covered and to all interpretations, modifications, waivers, and alterations thereon. All loss settlements made by the Reinsured, whether under the original policy terms and conditions or by way of compromise, excluding ex gratia payments, shall be binding upon the Reinsurer, and the Reinsurer shall allow or pay, as the case may be, its proportion of each such settlement in accordance with the terms of this Agreement. It is the true intent of this Agreement the Reinsurer will follow settlements of the Reinsured in all respects.
The Reinsured will advise the Reinsurer promptly of all losses and any subsequent developments pertaining thereto, which may in its opinion develop into losses involving reinsurance hereunder and/or incurred amount penetrates 50% of retention. Inadvertent omission or oversight in dispatching such advises shall in no way affect the liability of the Reinsurer under this Agreement, but the Reinsured shall inform the Reinsurer of such omission or oversight upon discovery.
ARTICLE XIII — CLAIMS AND MONETARY CRITERIA
The Reinsured shall promptly advise the Reinsurer in full detail of all bodily injury claims or losses involving any of the following:
A)	Any claim or loss reserved at 50% or more of the Reinsured’s retention under this Agreement.

B)	Any claim involving any of the following injuries:
1)	Fatality.

2)	Spinal Cord Injuries (e.g., quadriplegia, paraplegia).

3)	Brain Damage (e.g., seizure, coma or physical/mental impairment).

4)	Severe burns injuries resulting in disfigurement or scarring.

5)	Total or partial blindness in one or both eyes.

6)	Major organ, (e.g., heart, lungs).

7)	Amputation of a limb or multiple fractures.

8)	Environmentally related damage or injury (e.g., pollution, waste site or common cause claims, such as Agent Orange, asbestos or DES).

9)	Occupational disease or other disability relating to working conditions or job related factors.
ARTICLE XIIV — TAXES CLAUSE
In consideration of the terms under which this Agreement is issued, the Reinsured undertakes not to claim any deduction of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or to the District of Columbia.
ARTICLE XV — CURRENCY
All retentions and limits hereunder are expressed in United States Dollars, and all premium and loss payments shall be made in United States Currency.
ARTICLE XVI — ACCESS TO RECORDS
The Reinsurer or its duly authorized representative shall have the right at any reasonable time upon five (5) working days prior notice during or at any time after the expiration of this Agreement, and as frequently as deemed necessary by the Reinsurer, to visit the office of the Reinsured (or of any affiliate or representative of the Reinsured involved with the Business Covered under this Agreement) to inspect, examine, audit, and verify any of the policy or claim files, accounts, documents, books reports, or work papers (“records”) relating to the business reinsured under this Agreement whether or not those records are co-mingled with any unrelated business records. Reinsurer or its representative shall have the right to make copies, at its own expense, or extracts of any records related specifically to the Business Covered under this agreement only.
4 xs 1 2007
Contract Wording
July 24, 2007D

ARTICLE XVII — OFFSET
All amounts due either the Reinsured or the Reinsurer, whether by reason of reinsurance premium Ultimate Net Loss, or any other amount due under this Agreement shall be subject to the right of recoupment and offset and upon the exercise of the same, only the net balance shall be due. All claims for amounts of reinsurance premium, Ultimate Net Loss, or any other amount due under this Agreement, whether or not fixed in amount at the time of the insolvency of any party to this Agreement, arising from coverage placed in effect under this Agreement prior to the insolvency of any party to this Agreement shall be deemed pre-liquidation debts and subject to this Article. In the event of insolvency of the Reinsured, offset shall be in accordance with applicable law.
ARTICLE XVIII — ARBITRATION
As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.
One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.
If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the third arbitrator shall be selected by the American Arbitration Association.
All arbitrators shall be disinterested active or former executives of insurance or reinsurance companies or Underwriters at Lloyd’s, London, with expertise or experience in the area being arbitrated.
Within 45 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery periods and schedules for hearings.
The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in South Carolina, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of South Carolina. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief, as it may deem appropriate.
The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business within 60 days following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.
If more than one reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting the one party; provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint (if applicable).
Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.
ARTICLE XIX — INSOLVENCY
In the event of the insolvency of the Reinsured or the Reinsurer (the “Insolvent Party”), premiums and losses shall be payable directly to the Insolvent Party or its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Insolvent Party without diminution because of the insolvency of
4 xs 1 2007
Contract Wording
July 24, 2007D

the Insolvent Party. The liquidator, receiver, conservator or statutory successor of the Insolvent Party shall give written notice to the other party hereto of the pendency of a claim against the Insolvent Party, indicating the Policy reinsured which claim would involve a possible liability on the part of the other party hereto within reasonable time after such claim is filed in the conservation, liquidation, or receivership proceedings, and that during the pendency of such claim the other party hereto may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Insolvent Party or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the other party shall be chargeable, subject to he approval of the court, against the Insolvent Party as part of the expense of conservation, liquidation or receivership to the extent of a pro rata share of the benefit which may accrue to the Insolvent Party solely as a result of the defense undertaken by the other party.
ARTICLE XX — INSOLVENCY FUND EXCLUSION
It is agreed that this Agreement excludes all liability of the Reinsured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligations of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
ARTICLE XXI — ERRORS AND OMISSIONS
Except for the conditions as provided for in the Sunset Article of this Agreement, any isolated and inadvertent administrative act, neglect, delay, omission, or error by either party to this Agreement, will not be held to relieve either party to this Agreement from any liability that would attach to it under this Agreement if that act, neglect, delay, omission, or error had not been made, providing that such act, neglect, delay, omission, or error is not prejudicial to the other party and is rectified immediately upon discovery without prejudice to the other party.
ARTICLE XXII — SUNSET CLAUSE
Notwithstanding the provisions of the Errors and Omissions Article of this Agreement, coverage hereunder shall apply only to Event(s) notified by Reinsured to Reinsurer, with full particulars, within eighty four (84) months from the commencement of the Term of this Agreement. Notice of an Event shall include:
1.	The approximate time and location of the Event.

2.	The date of loss as established under this Agreement.

3.	The names of any original insureds that have been identified by Reinsured, at the time of notice, as being involved in the Event.

4.	The current indemnity, medical and expense reserves delineated by original insured.

5.	The total payments made by the Reinsured, delineated by original insured.
ARTICLE XXIII — MANDATORY COMMUTATION CLAUSE
Not later than eighty-four (84) months after the commencement of the Term of this Agreement, Reinsured shall advise Reinsurer of the amount of all Ultimate Net Loss for all claims from Business Covered from any Event, both reported and unreported, both paid and not finally settled, that is the subject of this Agreement Reinsured and Reinsurer or their respective representatives shall, within sixty (60) days thereafter by mutual agreement, determine and capitalize (i.e. reduce to a net present value) the total of such Ultimate Net Loss for each Event.
If the mutually agreed capitalized value of the Ultimate Net Loss for any Event is in excess of Reinsured’s retention for that Event, Reinsurer shall pay Reinsured the amount, subject to the coverage provided under this Agreement, of capitalized Ultimate Net Loss in excess of Reinsured’s retention for that Event less any amounts of Ultimate Loss previously paid by Reinsurer to Reinsured for that Event.
4 xs 1 2007
Contract Wording
July 24, 2007D

If mutual agreement cannot be reached, then any difference shall be settled by an appraisal made by a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an actuary within thirty (30) days of a written request from the other party to appoint an actuary, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within thirty (30) days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots.
All the actuaries shall be regularly engaged in the valuation of Workers’ Compensation claims and shall be Fellows of the Casualty Actuarial Society or Members of the American Academy of Actuaries. None of the actuaries shall be under the control of either party to this Agreement.
Each party shall submit its case to its chosen actuary within thirty (30) days of the appointment of the third actuary. The decision in writing of any two appointed actuaries, when filed with the parties hereto, shall be final and binding on all parties participating in the appraisal and judgment may be entered hereon in any court of competent jurisdiction.
The expense of the actuaries and of their appraisal shall be equally divided between the Reinsured and the Reinsurer. The appraisal shall take place in New York City unless some other place is mutually agreed upon by Reinsured and Reinsurer.
Payment by Reinsurer of the amount of capitalized Ultimate Net Loss in excess of Reinsured’s retention for any Event less any amounts of Ultimate Net Loss previously paid by Reinsurer to Reinsured for that Event, whether determined by mutual agreement or by the appraisal procedure set forth above, shall constitute a complete and final release of Reinsurer of all claims by Reinsured for Ultimate Net Loss, both reported and unreported, paid and incurred, for that Event. If the capitalized Ultimate Net Loss for any Event is determined to be below the retention, whether by mutual agreement or the appraisal procedure set forth above, such determination shall constitute a complete and final release of Reinsurer for all claims by Reinsured for Ultimate Net Loss, both reported and unreported, paid and incurred, for that Event.
ARTICLE XXIV — NET RETAINED LINES
This Agreement applies only to that portion of any insurance or reinsurance which the Reinsured and/or its agents retains net for its own account, inclusive of underlying insurance or reinsurance. In calculating the amount of any loss hereunder, and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance or reinsurance which the Reinsured retains net for its own account, inclusive of underlying insurance or reinsurance, shall be included.
The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Reinsured to collect from any other reinsurers, whether specific or general, any amount which may have become due from them, whether such inability arise from the insolvency of such other reinsurers or otherwise.
ARTICLE XXV — SALVAGE AND SUBROGATION
Reinsurer shall be credited with subrogation (i.e. reimbursement obtained or recoveries made by Reinsured, less the actual cost, excluding salaries of officers and employees of the Reinsured and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recoveries) on any claims or settlements involving this Agreement. Subrogation and salvage shall always be used to reimburse the excess Reinsurers in the reverse order of their priority according to their participation in the Ultimate Net Loss before being used in any way to reimburse Reinsured for its portion of the Ultimate Net Loss under its retention. Reinsured will reasonably enforce its rights to subrogation and salvage and will reasonably prosecute all claims arising out of those rights. In the event Reinsured shall refuse or neglect to enforce its rights to salvage or subrogation, Reinsurer is authorized and empowered to bring any appropriate action in the name of Reinsured or its policyholder or otherwise to enforce those rights and Reinsured shall cooperate fully with Reinsurer enforcing those rights. Reinsured and Reinsurer shall share in the cost and expense of any unsuccessful subrogation efforts in the same proportion that Reinsured and Reinsurer shared the Ultimate Net Loss giving rise to those subrogation efforts.
4 xs 1 2007
Contract Wording
July 24, 2007D

ARTICLE XXVI — TERMINATION DURING LOSS
Should the liability of the Reinsurer under this Agreement terminate while a loss giving rise to a claim hereunder is in progress, the Reinsurer shall be liable as if the whole loss had occurred during the term of this Agreement.
ARTICLE XXVII — ENTIRE AGREEMENT
The entire agreement between the Reinsured and the Reinsurer is contained in this Agreement, including the Reinsuring agreements, exclusions and conditions.
ARTICLE XXVIII—CHANGE IN ADMINSTRATIVE PRACTICES
The Reinsured undertakes not to introduce any change in its established acceptance and underwriting policy in respect of the business covered hereunder without prior approval of the Reinsurers.
ARTICLE XXIX—NON—WAIVER
The failure of the Reinsured to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedy contained herein nor stop either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedy in the future.
ARTICLE XXX—SPECIAL CONDITION
Classes related to roofing and long-haul trucking shall have a maximum combined subject premium of the lesser of 15% of total GNWPI or $10,000,000 unless specifically agreed by Reinsurer.
ARTICLE XXXI—INTERMEDIARY CLAUSE
Patriot Re International, Inc., 400 Northampton St., Easton, PA 18042 is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including, but not limited to, notices, statements, premium reports, return salvages and loss settlements) relating hereto shall be transmitted to the Company or the Reinsurer through Patriot Re International, Inc. Payments of Premium and Losses will be on a direct settlement basis between Company and Reinsurer.
IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals this 8th day of Nov, 2007.

Signed in Fort Lauderdale, Florida
This 8th day of Nov, 2007

ATTEST:	GUARANTEE INSURANCE COMPANY

	By:	/s/ [ILLEGIBLE]

	Title:	President

Reference:

And signed in Stanford, CT
This 19th day of Dec, 2007

ATTEST:	NATIONAL INDEMNITY COMPANY

	By:	/s/ Peter [Illegible]

	Title:	ACTUARY

Reference:

4 xs 1 2007
Contract Wording
July 24, 2007D

EXHIBIT A
(Nuclear Risk Exclusion)
This Agreement does not apply to “Ultimate Net Loss” arising from, whether directly or indirectly, whether proximate or remote:
a)	Any Nuclear Facility, Nuclear Hazard or Nuclear Reactor;

b)	Any Nuclear Material, Radioactive Material, Nuclear Reaction, Nuclear Radiation or radioactive contamination, all whether controlled or uncontrolled; or

c)	Any Nuclear Material, Radioactive Material, Nuclear Reaction, Nuclear Radiation or radioactive contamination, all whether controlled or uncontrolled, caused directly or indirectly by, contributed to or aggravated by an Event;

d)	Any Spent Fuel or Waste;

e)	Any Fissionable Substance; or

f)	Any nuclear device or bomb.
     As used in this Exclusion:
     “Fissionable Substance” means;
any prescribe substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.
     “Nuclear Facility” means;
any Nuclear Reactor,
any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;
any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging Waste;
any equipment or device used for the processing, fabricating or alloying of Special Nuclear Material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235, any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or nay one or more of them if at any time the total amount of such material in the custody of the Insured at the premised where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;
any structure, basin, excavation, premises or place prepared or used for the storage or disposal of Waste or Radioactive Material, and includes the site on which any of the foregoing is located, all operations conducts on such site and all premises used for such operations;
“Nuclear Hazard” means: the radioactive, toxic, explosive or other hazardous properties of Radioactive Material or Nuclear Material.
“Nuclear Material” means Source Material, Special Nuclear Material or Byproduct Material.

4 xs 1 2007 Contract Wording July 24, 2007D

“Nuclear Reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material.
“Radioactive Material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy.
“Source Material,” “Special Nuclear Material”, and “Byproduct Material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof.
“Spent Fuel” means any fuel element or fuel component, solid or liquid, which has been sued or exposed to radiation in the Nuclear Reactor.
“Waste” means any waste material (i) containing Byproduct Material and (ii) resulting from the operation by any person or organization of any Nuclear Facility.

4 xs 1 2007 Contract Wording July 24, 2007D

SCHEDULE 1	2007
SPECIFIC BUSINESS OPERATIONS EXCLUSIONS
These exclusions apply based on the activities performed by a business and therefore will not always be identified by a class code.
The related class codes are those with known operations to be excluded — They are not meant to be all inclusive.They DO NOT include State specific codes which must be identified through the Scopes Manual.

Reinsurance Description of Operations to be Excluded	Related Class Codes & Descriptions
Airline and Aircraft Operations-Commerical Airline Crews	7403 - Aircraft or Helicopter Air Carrier - Ground Crews
7405 - Aircraft or Helicopter Air Carrier - Flying Crews
7409* - Aircraft or Helicopter: Aerial Application
7420* - Aircraft or Helicopter: Public Exhibition
7421 - Aircraft or Helicopter: Transportation - Crew
7422* - Aircraft or Helicopter: NOC, not Helicopters
7423 - Aircraft or Helicopter Operation: Commuter
7425* - Aircraft Operation - Helicopters NOC
7431* - Aircraft or Helicopter - Commuter - Crew
9088* - Rocket or missile testing or Launching

Asbestos Operations	1852 - Asbestos Goods Manufacturing
5472 - Asbestos Removal Operation: Contractor
5473 - Asbestos Removal Operation: Contractor NOC

Banks & Trust Companies: Employees of Contracting	7720 - With this specific language (CR)
Agencies in Bank Service: Guards, Patrols, Messengers
or Armored Car Crews

Blasting Rock	6217 - Blasting Rock - Specialist Contractor (CR)

Boat Building and Ship Building
6854* - Ship Building - Iron or Steel - NOC
All related “F” Classes Separately Identified**
6843* - Ship Building Iron or Steel
6872* - Ship Repair or Marine Railway
6882* - Ship Repair Conversion
8709* - Stevedoring: Talliers, Inspectors
7016* - Vessels NOC - Program 1
7024* - Vessels NOC - Program 2 State Act
7038* - Boat Livery - Boats under 15 Tons - Program 1
7046* - Vessels - Not Self-Propelled - Program 1
7047* - Vessels - NOC - Program 2 USL Act
7050* - Boat Livery - Boats under 15 Tons-Program 2 USL Act

7090* - Boat Livery-Boats under 15 Tons-Program 2 State Act

7098* - Vessels - Not Self-Propelled-Program 2 State Act
7099* - Vessels - Not Self-Propelled-Program 2 USL Act

4 xs 1 2007 Contract Wording July 24, 2007D

Reinsurance Description of Operations to be Excluded	Related Class Codes & Descriptions
7309* - Stevedoring NOC
7313* - Ore or Coal Dock Operation
7317* - Stevedoring by Hand or Truck
7323* - Stevedoring Explosive Materials
7327* - Stevedoring Containerized Freight
7333* - Dredging - All Types - Program 1
7335* - Dredging - All Types - Program 2 State Act
7337* - Dredging - All Types - Program 2 USL Act
7350* - Freight Handling & Stevedoring

Construction, operation, repair or maintenance of:	2702 - Dam or Lock Construction (CR)
Bridges	5037* - Painting Metal Structure Over Two Stories
Dams or Locks	5040* - Iron or Steel Erection - Frame Structures
Dikes or Revetments	5059* - Iron or Steel; Erection - Frame Structures
Subways	Less Than Two Stories
Sub-Aqueous Works Under Pressure	5222* - Concrete Const. In Connection w/Bridges
Tunnels	5403 - Construction: Wooden Bridges (Desc)
6003 - Wood Bridge Construction (Desc)
6005 - Dike or Revetment Construction (CR)
6017 - Dam or Lock Construction: Concrete Work
6018 - Dam or Lock Construction: Earthmoving
6251* - Tunneling - Not Pneumatic
6252* - Shaft Sinking
6260* - Tunneling - Pneumatic
7133 - Subway Operation (Desc)
7538* - Electric Light or Power Line Construction
7540* - Electric Light or Power Co-op;REA Project only
9019 - Bridge or Vehicular Tunnel Operation

Demolition or Wrecking of:	5022 - Wrecking Bldgs or Structures - Masonry (CR)
Bridges	5057* - Wrecking Bldgs/Structures - Iron or Steel (CR)
Buildings	5213 - Wrecking Bldgs or Structures - Concrete (CR)
Maritime Structures	5403 - Wrecking Bldgs or Structures - Wooden (CR)
Demolition or Wrecking of:	6003 - Wrecking of Piers or Wharfs (Desc)
Vessels	7394*, 7395* & 7398* - Marine Wrecking (CR)

Detective or Patrol Agencies	7720 - Detective or Patrol Agencies (CR). Not applicable
to unarmed patrol personnel.
Firefighters	7704 - Firefighters

Gas Main, Steam Main or Water Main Construction	6319 - Gas Main or Connection Construction
Or Connection Construction	6206* - Oil or Gas Well-Cementing
7515* - All Oil or Gas Pipeline Operation

Manufacturing, transportation, packing, handling,	3574 - Arms Mfg-Small & Cartridge Mfg (CR)
shipping, storage or loading into containers:	3632 - Projectile or Shell Mfg (CR)
Explosives (incl substance intended for use as)	4771* - Explosives or Ammunition Manufacturing
Ammunitions, fuses or arms	4777 - Explosives Distributors
Propellant charges	7228 - Hauling Explosives or Ammo - Local (CR)
Detonating devices	7229 - Hauling Explosives or Ammo - Long Dist (CR)

4 xs 1 2007 Contract Wording July 24, 2007D

Reinsurance Description of Operations to be Excluded	Related Class Codes & Descriptions
Fireworks	7360 - Packing/Handling/Shipping Expl or Ammo (CR)
Celluloid, magnesium, nitroglycerine or pyroxylin

Mfg, packing, handling, shipping or storage of:	4635* - Oxygen or Hydrogen Manufacturing
Natural or artificial fuel gases	4740 - Oil Refining - Petroleum
Butane or propane	8350 - Gasoline Dealer
Gasoline or liquefied petroleum gas (LPG)

Mining of All Types Including:	1005* - Coal Mining - Surface
Underground	1016 - Coal Mining NOC
Surface	1164* - Mining NOC - Not Coal - Underground
Quarrying	1165 - Mining NOC - Not Coal - Surface
1624 - Quarry NOC
1654 - Quarry - Cement Rock-Surface
1655 - Quarry - Limestone - Surface (CR)
1710 - Stone Crushing - Included by SIC
1741* - Flint or Spar Grinding
1803* - Stone Cutting or Polishing NOC
4000 - Sand or Gravel Digging - Included by SIC

Oil or Gas Burner Installation	3724 - Oil or Gas Burner Installation-Commercial (CR)
3726* - Boiler Installation or Repair
5183 - Oil or Gas Burner Installation - Domestic (CR)

Police Officers	7720 - Police Officers

Railroads	6702, 6703 & 6704 - RR Construction - State & Federal
Except-scenic railways and access lines	7133 - Railroad Operations NOC
industrial aid owner operations if incidental	7151, 7152 & 7153 - RR Operations - State & Federal
7382 - Scheduled RR Operations (CR)
7855 - RR Construction: Laying or Relaying of Tracks
8734, 8737, 8738 - Sales for RR ops - State & Fed
8805, 8814 & 8815 - Clerical for RR ops - State &Fed

Sewer Construction — All Operations	6306 - Sewer Construction
3620 - Pressure Vessel Manufacturing (Desc)

Tank Installation: Gasoline Service Stations	3724 - Tank Installation - Gas Stations (CR)

4 xs 1 2007 Contract Wording July 24, 2007D